- PRESS RELEASE -
Contact: Katharina Manok
ROFIN-SINAR
+49-40-733-63-4256
ir@rofin.com

ROFIN-SINAR to Participate in the Longbow Research
Industrial Manufacturing & Technology Investor Conference

ROFIN-SINAR to Post Updated Investor Presentation on its Website

PLYMOUTH, Michigan/HAMBURG, Germany - September 9, 2014 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world’s leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced that Chief Executive Officer Günther Braun and Chief Financial Officer Ingrid Mittelstädt will participate in the Longbow Research Industrial Manufacturing & Technology Investor Conference in New York, NY, on Wednesday, September 10, 2014.

At the conference, the Company will use an updated version of its investor presentation. A copy of the presentation will be made available on the investor relations section of the Company’s website at www.rofin.com.

With almost 40 years of experience, ROFIN-SINAR Technologies is a leading developer, designer and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The Company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. The product portfolio ranges from single laser-beam sources to highly complex systems, covering all of the key laser technologies such as CO2 lasers, fiber, solid-state and diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths and an extensive range of laser components. ROFIN-SINAR Technologies has its operational headquarters in Plymouth, Michigan, and Hamburg, Germany, and maintains production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore, and China. ROFIN currently has more than 49,000 laser units installed worldwide and serves more than 4,000 customers. The Company’s shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on ROFIN-SINAR's home page: www.rofin.com.